Time of Sale Information

Filed Pursuant to Rule 433(d)

Registration Statement No. 333-202565

April 7, 2015

Final Term Sheet

Issuer:	TECO Finance, Inc.

Guarantor:	TECO Energy, Inc.

Principal Amount:	$250,000,000

Maturity:	April 10, 2018

Coupon:	Floating Rate – reset quarterly based on three-month LIBOR plus 60 bps

Initial Price to Public:	100.000%

Interest Payment Dates:	January 10, April 10, July 10 and October 10, commencing July 10, 2015

Settlement:	April 10, 2015 (T+3)

Ratings*(Moody’s/ S&P/Fitch):	Baa1/BBB/BBB

CUSIP:	87875U AL6

Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533 or Wells Fargo Securities, LLC at 800-645-3751.